Exhibit 99.1

Investor Contact

Chandrika Nigam

Chandrika.Nigam@adtalem.com

312-681-3209

Media Contact

Kelly Finelli

Kelly.Finelli@adtalem.com

872-270-0230

Adtalem Global Education Announces Definitive Agreement

to Divest Financial Services Segment

Wendel Group and Colibri Group consortium to purchase segment for $1 billion

CHICAGO — Jan. 24, 2022 — Adtalem Global Education (NYSE: ATGE), a leading provider of professional talent to the healthcare industry, announced today it has entered into a definitive agreement to sell its Financial Services segment, which includes ACAMS (Association of Certified Anti-Money Laundering Specialists), Becker Professional Education and OnCourse Learning, to a consortium of Wendel Group and Colibri Group in an all cash transaction for $1 billion. The transaction is expected to close in the third quarter of fiscal year 2022, subject to customary closing conditions.

“We are incredibly proud of the tremendous growth and operating performance we have generated in our financial services segment over the past two years, which has produced the opportunity to unlock significant shareholder value through this transaction,” said Steve Beard, president and CEO of Adtalem Global Education. “I’m confident each of the brands and companies in the financial services segment will continue to lead in their respective markets under the new ownership and leadership of Wendel and Colibri.

"This transaction is the culmination of a long-term strategy to sharpen the focus of our portfolio and greatly enhance our ability to address – at scale – the rapidly growing and unmet demand for healthcare professionals in the U.S.,” Beard added.

Wendel Group, based in Paris, is one of Europe’s largest listed investment firms. It selects leading companies in making long-term investments. Colibri Group, a Gridiron Capital company based in St. Louis, helps millions of professionals manage and advance their careers through online learning solutions.

The company will begin reporting the financial services segment as a held for sale and discontinued operation in its second quarter fiscal 2022 earnings report.

Morgan Stanley & Co. LLC served as Adtalem’s financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal counsel in the sale of the financial services segment. Houlihan Lokey served as Colibri and Gridiron’s financial advisor and Finn Dixon & Herling LLP as its legal counsel. Macquarie Capital served as Wendel’s financial advisor and Kirkland & Ellis LLP as its legal advisor.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, partners with organizations in the healthcare and financial services industries to solve critical workforce talent needs by expanding access to education, certifications and upskilling programs at scale. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to the global community. Adtalem is the parent organization of ACAMS, American University of the Caribbean School of Medicine, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem has more than 10,000 employees, a network of more than 275,000 alumni and serves over 82,000 members across 200 countries and territories. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek and one of America’s Best Employers for Diversity 2021 by Forbes. Follow Adtalem on Twitter (@adtalemglobal), LinkedIn or visit adtalem.com for more information.

About Wendel Group

Wendel is one of Europe's leading listed investment firms. The Group invests in Europe and North America in companies which are leaders in their field, such as Bureau Veritas, Tarkett, Stahl, IHS Towers, Constantia Flexibles, and Crisis Prevention Institute. Wendel often plays an active role as a controlling or significant shareholder in its portfolio companies. Wendel seeks to implement long-term development strategies, which involve boosting growth and margins of companies so as to enhance their leading market positions.

About Colibri Group

Colibri Group, a Gridiron Capital company based in St. Louis, helps millions of professionals manage and advance their careers through online learning solutions, focused on licensing, continuing education, industry news, and job opportunities for healthcare, real estate, appraisal and financial services, among other professions.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, which includes statements regarding the future impact of the novel coronavirus (“COVID-19”) pandemic, the efficacy and distribution of the vaccines, and the pending sale of the financial services segment including our anticipated net proceeds and whether the pending sale will be completed in the anticipated timeframe, if at all. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and we do not undertake any obligation to update any forward-looking statement, except as required by law.

Page 2 of 2